Exhibit 10.1

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2005

IN U.S. DOLLARS

UNAUDITED

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In U.S. dollars

	June 30, 2005	December 31, 2004
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,125,720	$10,136,141
Marketable securities	1,503,235	278,635
Trade receivables, net	6,493,101	5,541,006
Other current assets	709,666	566,258

Total current assets	16,831,722	16,522,040

LONG-TERM DEPOSITS	144,406	147,065

PROPERTY AND EQUIPMENT:
Cost	2,292,785	2,194,509
Less - accumulated depreciation	(1,688,308)	(1,576,285)

	604,477	618,224

INTANGIBLE ASSETS:
Goodwill, net	430,324	453,584
Other intangible assets, net	1,259,372	1,418,750

	1,689,696	1,872,334

Total assets	$19,270,301	$19,159,663

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In U.S. dollars

	June 30, 2005	December 31, 2004
	Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$2,396,151	$1,707,151
Trade payables	645,590	404,522
Other accounts payable and accruals	2,154,273	2,177,951

Total current liabilities	5,196,014	4,289,624

LONG-TERM LIABILITIES:
Accrued severance pay, net	176,307	186,514

COMMITMENTS, CONTINGENCIES AND CHARGES

SHAREHOLDERS' EQUITY:
Share capital:
Ordinary shares of NIS 0.04 par value -
Authorized: 125,000,000 shares at June 30, 2005 and December 31, 2004;
Issued and outstanding: 8,757,366 and 8,753,991 shares at June 30, 2005
and December 31, 2004, respectively	96,797	96,766
Additional paid-in capital	29,507,554	29,578,981
Accumulated deficit	(15,706,371)	(14,992,222)

Total shareholders' equity	13,897,980	14,683,525

Total liabilities and shareholders' equity	$19,270,301	$19,159,663

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In U.S. dollars

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2005	2004	2005	2004	2004
	Unaudited

Revenues:
Product sales	$4,471,096	$3,085,624	$2,382,344	$1,276,251	$6,964,418
Service revenues	3,529,275	1,717,808	1,660,742	1,162,695	4,214,030

Total revenues	8,000,371	4,803,432	4,043,086	2,438,946	11,178,448

Cost of revenues:
Product costs	1,446,838	753,836	742,359	383,370	1,970,670
Service costs	1,755,312	534,708	795,472	284,383	1,501,429

Total cost of revenues	3,202,150	1,288,544	1,537,831	667,753	3,472,099

Gross profit	4,798,221	3,514,888	2,505,255	1,771,193	7,706,349

Operating expenses:
Research and development	729,433	401,983	360,710	205,161	929,432
Selling and marketing	2,754,918	2,060,338	1,185,579	996,834	4,546,695
General and administrative	1,887,623	998,717	840,809	522,047	2,588,014

Total operating expenses	5,371,974	3,461,038	2,387,098	1,724,042	8,064,141

Operating profit (loss)	(573,753)	53,850	118,157	47,151	(357,792)

Financial income (expenses), net	(140,396)	(17,037)	(61,447)	(25,344)	179,400

Net income (loss)	$(714,149)	$36,813	$56,710	$21,807	$(178,392)

Net earnings (loss) per share	$(0.08)	$0.01	$0.01	$0.00	$(0.03)

Weighted average number of shares used in
the computation of net earnings (loss) per
share	8,944,544	6,345,116	8,944,544	6,369,640	7,092,434

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

In U.S. dollars

	Share capital		Additional paid-in capital	Accumulated deficit	Total
	Number of shares	Amount

Balance at January 1, 2004	6,120,765	$73,274	$22,380,262	$(14,813,830)	$7,639,706

Issuance of shares, net	2,524,351	22,519	6,959,647	-	6,982,166
Exercise of stock options	108,875	973	239,072	-	240,045
Net loss	-	-	-	(178,392)	(178,392)

Balance at December 31, 2004	8,753,991	96,766	29,578,981	(14,992,222)	14,683,525

Issuance expenses	-	-	(77,000)	-	(77,000)
Exercise of stock options	3,375	31	5,573	-	5,604
Net loss	-	-	-	(714,149)	(714,149)

Balance at June 30, 2005 (unaudited)	8,757,366	$96,797	$29,507,554	$(15,706,371)	$13,897,980

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In U.S. dollars

	Six months ended June 30,		Year ended December 31,
	2005	2004	2004
	Unaudited

Cash flows from operating activities:

Net income (loss)	$(714,149)	$36,813	$(178,392)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	287,276	86,157	282,167
Accrued severance pay, net	(10,207)	13,891	(4,402)
Exchange rate changes on marketable securities	3,386	-	(4,557)
Loss (gain) from marketable securities, net	(6,986)	2,160	2,379
Increase in trade receivables	(952,095)	(563,918)	(934,752)
Increase in other current assets	(143,408)	(98,390)	(152,542)
Increase (decrease) in trade payables	241,068	(70,756)	98,569
Increase (decrease) in other accounts payable and accruals	225,235	(376,742)	(181,510)

Net cash used in operating activities	(1,069,880)	(970,785)	(1,073,040)

Cash flows from investing activities:

Acquisition of business activity (a)	(72,517)	-	(1,762,763)
Purchase of property and equipment	(90,891)	(120,915)	(415,997)
Proceeds from sale of marketable securities	279,000	-	138,062
Purchase of marketable securities	(1,500,000)	-	(138,004)
Decrease (increase) in long-term deposits	2,659	8,348	(61,070)

Net cash used in investing activities	(1,381,749)	(112,567)	(2,239,772)

Cash flows from financing activities:

Proceeds from issuance of shares, net	-	-	7,239,341
Payment of accrued issuance expenses	(253,396)	-	-
Proceeds from exercise of stock options	5,604	159,070	240,045
Increase in short-term bank credit, net	689,000	3,899	115,131

Net cash provided by financing activities	441,208	162,969	7,594,517

Increase (decrease) in cash and cash equivalents	(2,010,421)	(920,383)	4,281,705
Cash and cash equivalents at beginning of the period	10,136,141	5,854,436	5,854,436

Cash and cash equivalents at end of the period	$8,125,720	$4,934,053	$10,136,141

Non-cash activity
Accrued issuance expenses	$77,000	$-	$257,175

Accrued expenses on account of acquisition	$-	$-	$202,451

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In U.S. dollars

Year ended December 31, 2004

(a) Acquisition of business activity:

Fair value of assets acquired at the acquisition date:

Identifiable intangible assets	$1,500,000
Goodwill	465,214

1,965,214

Accrued expenses on account of acquisition	(202,451)

$1,762,763

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 1:	–	GENERAL

a.	Top Image Systems Ltd. (“TIS” or the “Company”) is engaged in the development and marketing of a variety of information recognition systems and technologies and automated document capture solutions for the efficient flow of information within and between organizations. The Company’s software minimizes the need for manual data entry by automatically capturing, reading, understanding, identifying, processing, classifying and routing the information contained in documents, increasing data capture accuracy and the rate of information processing. The Company’s shares are traded on the National Association of Securities Dealers’ Automatic Quotation System SmallCap Market in the United States under the symbol “TISA”.

b.	In connection with the private placement held in September 2004, the Company filed a resale registration statement covering the shares purchased in the private placement. The registration statement became effective on March 1, 2005. However, the Company did not obtain effectiveness of the registration statement within the timeframe set forth in the agreements with the investors, which has subjected the Company to liquidated damages in the amount of $163,475, recorded under General and Administrative expenses in the results of operations for the six months ended June 30, 2005.

NOTE 2:	–	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Israel for interim financial information. Accordingly, they do not include all the information and footnotes required by Israeli GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. See Note 5 for the effect of material differences between Israeli GAAP and U.S. GAAP. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

NOTE 3:	–	SIGNIFICANT ACCOUNTING POLICIES

a.	The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2004 are applied consistently in these financial statements.

b.	Effect of a new Accounting Standards:

In July 2005, the Israel Accounting Standards Board issued Accounting Standard No. 22, "Financial Instruments: Disclosure and Presentation".

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 3:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

This Standard prescribes principles regarding the presentation of financial instruments and details the proper disclosure required in their respect in the financial statements. The presentation principles apply to the classification of financial instruments or their component parts, on initial recognition as a financial liability, financial asset or equity instrument; the classification of related interest, dividends, losses and gains; and the circumstances in which a financial asset and a financial liability should be offset. This Standard shall apply to financial statements for periods commencing on or after January 1, 2006.

According to the new standard, compound financial instruments, that include both a liability and an equity component, should be bifurcated between the equity and liability component and each component should be classified separately in accordance with the Standard’s guidance. That is in contrast to current accounting principles, according to which the aforementioned financial instrument is classified as a financial liability or a mezannine item (depending on the probability of conversion). Transaction costs (net of any related income tax benefit) of an equity transaction are accounted for as a deduction from equity, while transaction costs of a financial liability are deducted from the liability and are taken into account, when calculating the effective interest rate.

The new Standard also broadens the definition of a financial liability, thus causing certain financial instruments, which are considered under current accounting guidance to be equity instruments, to be considered as financial liabilities. In addition, the new Standard supersedes Standards No. 48 and 53 of the Institute of Certified Public Accountants in Israel, according to which an investor should record a provision for a probable loss to result from decrease in its interest in the investee, following the conversion of the investee’s convertible instruments (“loss provision”).

The Standard shall be applied prospectively. Comparative data presented in financial statements for periods beginning on the Standard’s effective date will not be restated. Financial instruments that were issued prior to the Standard’s effective date will be classified and presented in accordance with the provisions of the Standard beginning on the Standard’s effective date. Compound financial instruments, which were issued in prior periods and were not yet converted or redeemed as of the Standard’s effective date, will be bifurcated to their components and presented accordingly, beginning on the Standard’s effective date. A loss provision included in the financial statements of an investor at the Standard’s effective date should be reversed at such date as a cumulative effect in the current period.

In the Company’s opinion, the effect of the new Standard on its financial position, results of operations and cash flows is not expected to be material.

In September 2005, the Israel Accounting Standards Board promulgated Accounting Standard No. 24, “Share Based Payment” (“the Standard”). The Standard shall apply to financial statements for the periods commencing on or after January 1, 2006 (effective date).

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 3:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

This Standard requires the Company to recognize share based payment transactions in its financial statements in respect to, for example, the purchase of merchandise or services. Such transactions include transactions with employees or other parties that must be settled through the Company’s capital instruments or by cash, as well as transactions that allow the Company or the supplier of the service or merchandise to elect between settling in cash or settling with capital instruments. Corresponding with the recognition of merchandise or services received, it is necessary to recognize in the financial statements the increase in shareholders’ equity when the share based payment transaction will be settled through capital instruments, and with a liability – where this transaction will be settled by cash. This contrasts with the situation until now pursuant to which certain types of transactions, as aforesaid, were not expressed in the financial statements.

The Standard prescribes the measurement principles with regard to the merchandise or the services that were provided in exchange for the granted capital instrument In particular, measurement principles were prescribed with respect to transactions with employees and others who are providing similar services, transactions with parties who are not employees and transactions that are measured according to the fair value of the granted capital instruments. In addition, requirements were prescribed for cases where changes occur in the conditions for granting the capital instrument.

In respect to transactions settled with capital instruments, the Standard applies to grants made prior to March 15, 2005, but which had not yet matured as of January 1, 2006 (the effective date). The Standard shall also apply to changes (not just to grants) that occurred in the conditions of transactions settled with capital instruments that were carried out subsequent to March 15, 2005, even if the grants in whose respect the changes occurred, do not come under the force of the Standard. In the 2006 financial statements, the 2005 financial statements shall be restated in order that they may reflect to the charging of the related expense to the grants, as stated above.

In the Company’s opinion, the effect of the new Standard on its financial position, results of operations and cash flows is not expected to be material.

NOTE 4:	–	TAXES ON INCOME

On July 25, 2005, the Knesset (Israeli Parliament) passed the Law for the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among other things, a gradual decrease in the corporate income tax rate in Israel to the following rates: in 2006 –31%, in 2007 – 29%, in 2008 – 27%, in 2009 – 26% and in 2010 and thereafter – 25%. The amendment is not expected to have a material effect on the Company’s financial position and results of operations.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THEUNITED STATES

a.	Details of differences:

The Company prepares its financial statements in conformity with Israeli GAAP. As applicable to these financial statements, Israeli GAAP and U.S. GAAP differ in certain significant respects. The Major differences that have an affect on these financial statements are described below:

1.	Accounting for stock-based compensation:

According to U.S. and Israeli GAAP, the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”) in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company’s stock option is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure – an Amendment of SFAS No. 123", requires companies that apply APB No. 25 in accounting for employee stock options to provide pro forma information regarding net income (loss) and net earnings (loss) per share determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123.

For purposes of pro forma disclosure, the fair value for these options was estimated at the date of grant using a Black-Scholes Option pricing model, with the following weighted-average assumptions for each of the six months ended June 30, 2005 and 2004: expected volatility of 36% and 70%, respectively; a risk-free interest rate of 3.25% and 2.25% respectively; dividend yield of 0% for all period; and a weighted-average expected life of 4 and 5 years, respectively.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expenses over the options’ vesting period, which is between three to four years.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:-	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

Pro forma information under SFAS No. 123, is as follows:

	Six months ended June 30,		Year ended December 31,
	2005	2004	2004

Net income (loss):
U.S. GAAP as reported in Note 5b(2)	$(692,247)	$30,886	$(167,927)

Add - Stock-based employee
compensation - intrinsic value	-	-	-

Deduct - Stock-based compensation expense
determined under fair value method for
all awards	95,832	89,005	178,010

Pro forma net loss	$(788,079)	$(58,119)	$(345,937)

Pro forma basic and diluted net
loss per share	$(0.09)	$(0.01)	$(0.05)

Basic and diluted loss per share as
reported under U.S. GAAP in Note 5b(3)	$(0.08)	$0.01	$(0.02)

2.	Marketable securities:

According to Israeli GAAP, marketable securities designated for sale in the short-term are carried at market value, in accordance with Israeli Statement of Opinion No. 44. Unrealized gains from securities classified as a “current investment” in accordance with Israeli GAAP are reflected in earnings even if transactions are not carried out on the basis, which would meet the definition of the trading security under U.S. GAAP.

For U.S. GAAP purposes, the Company has determined, as of the purchase date and as of the balance sheet date, that its marketable securities should be classified as available-for-sale and stated at fair value, with unrealized gains and losses, reported in the accumulated other comprehensive income (loss), in accordance with Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”).

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

3.	Comprehensive income:

Under U.S. GAAP, in accordance with SFAS 130, “Reporting Comprehensive Income”, the Company should include and display specific income components as comprehensive income as part of shareholders’ equity. Under Israeli GAAP, there are no such disclosure requirements.

Comprehensive income consists of net loss and net unrealized gain (losses) on securities and is presented as a separate component in the statement of changes in shareholders’equity.

See 5b(4) below for the presentation of the statements of changes in shareholders’ equity under U.S. GAAP.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

4.	Accrued severance pay:

Under U.S. GAAP, the Company applies EITF 88-1, “Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan” under which deferred vested benefits should record the obligation as if it was payable at each balance sheet date. Accrued severance pay is included in the balance sheet under total liabilities. Amounts funded through provident funds and insurance policies are included as an asset on the Company’s balance sheet. Income from earnings on amounts funded is added to the severance pay fund.

According to Israeli GAAP, accrued severance pay is included in the balance sheets net of severance pay fund.

5.	Earnings (loss) per share:

According to Israeli GAAP, in accordance with Statement No. 55 of the Institute of Certified Public Accountants in Israel, the dilutive effect of options, warrants and other convertible securities is included in the computation of basic earnings per share only if their being exercised is considered to be probable, based on the ordinary relationship between the market price of the shares issuable upon the exercise of the options, warrants and other convertible securities, and the discounted present value of the future proceeds derived from the exercise of such options, warrants and convertible securities.

According to U.S. GAAP, basic net earnings per share are computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net earnings (loss) per share is computed based on the weighted average number of Ordinary shares outstanding during each year, plus dilutive potential Ordinary shares considered outstanding during the year, in accordance with FASB Statement No. 128, “Earnings per Share”.

See 5b(3). below for the reconciliation of earnings (loss) per share computation.

6.	Goodwill amortization:

Under Israeli GAAP, goodwill is amortized over the estimated period of benefit, but usually no longer than 10 years. Goodwill is reviewed for impairment when circumstances indicate the possibility that impairment exists.

Under U.S. GAAP, under Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” goodwill acquired in a business combination for which the date is on or after July 1, 2001, shall not be amortized.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

SFAS No. 142 requires goodwill to be tested for impairment on adoption and at least annually thereafter or between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Goodwill is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows, market multiples and market capitalization. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units.

For the six months ended June 30, 2005 and for the year ended December 31, 2004, the impact of the accounting difference on the financial statements amounted to $ 23,260 and $ 11,630, respectively, which was recorded as goodwill amortization under Israeli GAAP and would not be recorded as expenses under U.S. GAAP.

7.	Recently Issued Accounting Standards:

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Errors Corrections” (“FAS 154”). FAS 154 replaces APB No. 20 “accounting changes” and SFAS No. 3 “Reporting Accounting changes in Interim Financial Statements”. FAS 154 applies to all voluntary changes in accounting principle, and changes the accounting for and reporting of a change in accounting principle. FAS 154 requires, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that FAS 154 will have a material effect on its financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

b.	Effect of differences:

The effect of the material differences between Israeli and U.S. GAAP of the aforementioned items on the financial statements is as follows:

1.	On balance sheet items:

	June 30, 2005			December 31, 2004
	As per Israeli GAAP	Adjustment	As per U.S. GAAP	As per Israeli GAAP	Adjustment	As per U.S. GAAP

Assets:
Amounts funded with
respect of severance pay	$-	$731,115	$731,115	$-	$571,213	$571,213
Goodwill	430,324	34,890	465,214	453,584	11,630	465,214

Total assets	$19,270,301	$766,005	$20,036,306	$19,159,663	$582,843	$19,742,506

Liabilities:
Accrued severance pay	$(176,307)	$(731,115)	$(907,422)	$(186,514)	$(571,213)	$(757,727)
Shareholders' equity	(13,897,980)	(34,890)	(13,932,870)	(14,683,525)	(11,630)	(14,695,155)

Total liabilities and
shareholders' equity	$(19,270,301)	$(766,005)	$(20,036,306)	$(19,159,663)	$(582,843)	$(19,742,506)

2.	On statement of operations items:

Loss from securities defined as available-for-sale should be reconciled as follows:

	Six months ended June 30,		Year ended December 31,
	2005	2004	2004

Net income (loss) - Israeli GAAP	$(714,149)	$36,813	$(178,392)
Net adjustment to comprehensive income
in respect of unrealized gains on
marketable securities	(1,358)	(5,927)	(1,165)
Goodwill amortization expenses	23,260	-	11,630

Net income (loss) - U.S. GAAP	$(692,247)	$30,886	(167,927)

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

3.	On earnings (loss) per Ordinary share:

The following table sets forth the computation of basic and diluted net earnings (loss) per share in accordance with U.S. GAAP:

	Six months ended June 30,			Year ended December 31,
	2005		2004	2004

Numerator for basic and diluted earnings
(loss) per share - income (loss)
available to shareholders		$(692,247)	$30,886	$(167,927)

Weighted average shares outstanding:

Denominator for basic net earnings (loss)
per share		8,755,169	6,155,741	6,905,559
Effect of dilutive securities	*)	-	143,281	*) -

Denominator for diluted net earnings
(loss) per share		8,755,169	6,299,022	6,905,559

Basic and diluted net earnings (loss) per
share		$(0.08)	$0.01	$(0.02)

*)	Anti dilutive.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In U.S. dollars

NOTE 5:	–	EFFECT OF MATERIAL DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ISRAEL AND IN THE UNITED STATES (Cont.)

4.	Statement of changes in shareholders’ equity and comprehensive income (loss):

	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Comprehensive income (loss)	Total

Balance at January 1, 2004	$73,274	$22,380,262	$(2,523)	$(14,811,307)		$7,639,706
Net unrealized gains on
available-for-sale securities	-	-	1,165	-	$1,165	1,165
Net loss	-	-	-	(167,927)	(167,927)	(167,927)

Comprehensive loss					$(166,762)

Issuance of shares and
warrants, net	22,519	6,959,647	-	-		6,982,166
Exercise of stock
options	973	239,072	-	-		240,045

Balance at December 31, 2004	96,766	29,578,981	(1,358)	(14,979,234)		14,695,155

Net unrealized gains on
available-for-sale
securities	-	-	1,358	-	$1,358	1,358
Net loss	-	-	-	(692,247)	(692,247)	(692,247)

Comprehensive loss					$(690,889)

Issuance expenses	-	(77,000)	-	-		(77,000)
Exercise of stock
options	31	5,573	-	-		5,604

Balance at June 30,
2005 (unaudited)	$96,797	$29,507,554	$-	$(15,671,481)		$13,932,870

SELECTED FINANCIAL DATA

        The following selected consolidated financial data as of, and for the years ended, December 31, 2000, 2001, 2002, 2003 and 2004 have been derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements, related notes and other financial information included in the Company’s annual reports on Form 20-F previously filed with the Securities and Exchange Commission. The selected consolidated financial data as of, and for the six months ended, June 30, 2005 have been derived from, and should be read in conjunction with, the Company’s unaudited consolidated financial statements, related notes and other financial information included elsewhere in this report. The selected consolidated financial data should also be read in conjunction with and are qualified by reference to “Operating and Financial Review and Prospects” included in the applicable annual reports and elsewhere in this report. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Israel, or Israeli GAAP. Israeli GAAP vary in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Application of U.S. GAAP would have affected the selected consolidated financial data set forth below to the extent summarized in the notes to the consolidated financial statements from which they were derived.

	Year Ended December 31					Six-month period ended June 30,
	2000	2001	2002	2003	2004	2005
	In US$ except for weighted average number of shares data

Statement of Operations Data
under Israeli GAAP:
Revenues	$10,626,342	$11,959,249	$7,799,093	$8,319,002	$11,178,448	$8,000,371
Cost of revenues	3,923,932	3,072,333	3,005,463	2,339,790	3,472,099	3,202,150
Gross profit	6,702,410	8,886,916	4,793,630	5,979,212	7,706,349	4,798,221
Research and development, net	2,121,901	2,198,628	1,340,408	863,209	929,432	729,433
Selling, administrative and general	11,386,054	9,800,622	7,464,572	5,818,426	7,134,709	4,642,541
Financial expense (income), net	(439,972)	(287,197)	(187,318)	(98,376)	179,400	(140,396)
Other (income) expense	460	(33,708)	3,756	-	-	-
Minority share in loss of a subsidiary	2,410	-	-	-	-	-
Net income (loss)	(6,363,623)	(2,791,429)	(3,827,788)	(604,047)	(178,392)	(714,149)

Israeli GAAP net basic and dilutive
income (loss) per share	$(1.088)	$(0.440)	$(0.628)	$(0.096)	$(0.03)	$(0.08)

Israeli GAAP weighted average number
of shares outstanding	5,848,890	6,341,390	6,098,890	6,252,996	7,092,434	8,944,544

	As of December 31					As of June 30,
	2000	2001	2002	2003	2004	2005
	In US$

Summary of Balance Sheet Data
under Israeli GAAP:
Cash and cash equivalents	$12,107,098	$9,419,165	$7,400,889	$5,854,436	$10,136,141	$8,125,720
Working capital	14,075,684	11,292,455	7,739,509	7,353,113	12,232,416	11,635,708
Total Assets	18,069,247	15,548,725	12,001,066	11,628,430	19,159,663	19,720,301
Long Term debt	-	-	-	-	-	-
Total liabilities	3,389,362	3,528,128	3,798,801	3,998,724	4,476,138	5,372,321
Shareholders' equity	14,679,885	12,020,597	8,202,265	7,639,706	14,683,525	13,897,980

	Year Ended December 31					Six-month period ended June 30,
	2000	2001	2002	2003	2004	2005
	In US$ except for weighted average number of shares data

Statement of Operations Data
under U.S. GAAP:
Revenues	$10,626,342	$11,959,249	$7,799,093	$8,319,002	$11,178,448	$8,000,371
Cost of revenues	3,923,932	3,072,333	3,005,463	2,339,790	3,472,099	3,202,150
Gross profit	6,702,410	8,886,916	4,793,630	5,979,212	7,706,349	4,798,221
Research and development, net	2,121,901	2,198,628	1,340,408	863,209	929,432	729,433
Selling, administrative and
general	11,386,054	9,800,622	7,464,572	5,818,426	7,123,079	4,619,281
Financial expense (income), net	(439,209)	(286,712)	(189,561)	(108,835)	178,235	(141,754)
Other (income) expense	460	(33,708)	3,756	-	-	-
Minority share in loss of a
subsidiary	2,410	-	-	-	-	-
Net income (loss)	(6,364,386)	(2,791,914)	(3,825,545)	(593,588)	(167,927)	(692,247)

U.S. GAAP net basic and dilutive
income (loss) per share	$(1.095)	$(0.458)	$(0.627)	$(0.097)	$(0.02)	$(0.08)

U.S. GAAP weighted average number of
shares outstanding for basic
net earnings (loss) per share	5,810,376	6,098,890	6,098,890	6,102,496	6,905,559	8,755,169

U.S. GAAP weighted average number of
shares outstanding for dilutive
net earnings (loss) per share	5,810,376	6,098,890	6,098,890	6,102,496	6,905,559	8,755,169

	As of December 31					As of June 30,
	2000	2001	2002	2003	2004	2005
	In US$

Summary of Balance Sheet Data
under U.S. GAAP:
Cash and cash equivalents	$12,107,098	$9,419,165	$7,400,889	$5,854,436	$10,136,141	$8,125,720
Working capital	14,075,684	11,292,455	7,739,509	7,353,113	12,232,416	11,635,708
Total Assets	18,069,247	16,161,294	12,488,439	12,130,676	19,742,506	20,036,306
Long Term debt	-	-	-	-	-	-
Total liabilities	3,389,362	4,140,697	4,286,174	4,490,970	5,047,351	6,103,436
Shareholders' equity	14,679,885	12,020,597	8,202,265	7,639,706	14,695,155	13,932,870

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

A.	Operating Results

        The following discussion of our consolidated financial condition and consolidated results of operations should be read together with our consolidated financial statements and notes to our consolidated financial statements contained in this report and in our annual reports previously filed with the Securities and Exchange Commission on Form 20-F, as well as the discussion of our financial condition and results of operations under the heading “Operating and Financial Review and Prospects” contained in this report and in such annual reports. This discussion contains certain forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth under “Risk factors” in our annual report on Form 20-F for the year ended December 31, 2004, our actual results may differ materially from those anticipated in these forward-looking statements.

        The following table sets forth certain items from our results of operations as a percentage of total revenues for the periods indicated:

	Year Ended December 31					Six-month period ended June 30,
	2000	2001	2002	2003	2004	2005
	In US$ except for weighted average number of shares data

Statement of Operations Data
as a percentage of total revenues
for the periods indicated:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	36.93%	25.69%	38.54%	28.13%	31.06%	40.03%
Gross profit	63.07%	74.31%	61.46%	71.87%	68.94%	59.97%

Research and development, net	19.97%	18.38%	17.19%	10.38%	8.31%	9.12%
Selling, administrative and general	107.15%	81.95%	95.71%	69.94%	63.83%	58.03%

Total operating expenses	127.12%	100.33%	112.90%	80.32%	72.14%	67.15%
Operating income (loss) before finance	(64.04)%	(26.02)%	(51.43)%	(8.44)%	(3.20)%	(7.17)%

Financial expense (income), net	4.14%	2.40%	2.40%	1.18%	(1.60)%	1.75%

Other (income) expense	(0.00)%	0.28%	(0.05)%	0.00%	0.00%	0.00%
Net income (loss) before
minority share in loss of a
subsidiary	(59.91)%	(23.34)%	(49.08)%	(7.26)%	(4.81)%	(5.42)%
Minority share in loss of a subsidiary	0.02%	-	-	-	-	-
Net income (loss)	(59.89)%	(23.34)%	(49.08)%	(7.26)%	(1.60)%	(8.93)%

        As a result of our strategy of pursuing strategic alliances with value added resellers, distributors and system integrators, most of our revenues are derived from such alliances. During the years ended December 31, 2002, 2003, 2004 and the six-month period ended June 30, 2005, revenues deriving from value added resellers, distributors and system integrators accounted for approximately 72%, 51%, 28%, and 40% respectively, of our revenues. In 2004, the percentage of revenues derived from distributors decreased mainly because of our direct sales to Swiss Post – Finance and a move towards a direct sale approach, a trend that continued in the period of six months ended June 30, 2005.

        Historically, we have recognized a substantial portion of our revenues from product sales. During the years ended December 31, 2002, 2003 and 2004 and the six-month period ended June 30, 2005, product revenues accounted for approximately 82%, 75%, 62% and 56% respectively, of revenues, while service revenues accounted for approximately 18%, 25%, 38% and 44% respectively, of revenues.

        Quarterly Results; Seasonality

        Our sales cycle of our eFLOWTM ranges from 9 to 12 months. These sales cycles vary by customer and could extend for longer periods depending on the time required by the customer to evaluate the utility of the applicable product to its operations. Our operating results could vary between periods as a result of this fluctuation in the length of our sales cycles, the purchasing patterns of potential customers, the timing of introduction of new products and product enhancements introduced by us and our competitors, technological factors, variations in sales by distribution channels, competitive pricing and generally non-recurring product sales. Consequently, our product revenues may vary significantly by quarter. During 2002, 30% of our revenues in the first quarter were from Schneider Logistics, a customer in the United States, while it only accounted for 10% of our annual revenues. During 2003, 32% of our revenues in the third quarter were from Swiss Post – Finance, a customer in Switzerland, which accounted for 17% of our 2003 annual revenues. During 2004, 14% and 13% of our revenues in the second and third quarter were from Swiss Post – Finance, which accounted for 7% of our revenues in the 2004. During the period of six months ended June 30, 2005, no customer exceeded 10% or more, of our revenues in that period.

        Geographical Considerations

        The following tables summarize (i) total revenues, (ii) product revenues and (iii) service revenues by geographic region for each of the last three fiscal years and the six-month period ended June 30, 2005.

Total Revenues by Region

	Year Ended December 31,						Six-month period ended
	2002		2003		2004		June 30, 2005
							(unaudited)
	$	%	$	%	$	%	$	%

Europe	3,491,333	45	5,728,496	69	7,966,580	71	4,610,183	58
North America	1,127,091	14	391,999	5	1,253,881	11	801,484	10
Far East (excluding Japan)	816,117	11	1,455,126	17	923,985	8	557,936	7
Africa	503,454	6	144,164	2	179,900	2	20,500	0
Japan	1,577,651	20	51,399	1	669,880	6	1,597,114	20
Israel	46,074	1	30,658	0	184,222	2	118,153	1
South America	93,544	1	516,000	6	-	-	295,000	4
Middle East (excluding Israel)	93,829	1	1,160	0	-	-	-	-
Other	50,000	1	-	-	-	-	-	-
Total	7,799,093	100%	8,319,002	100	11,178,448	100	8,000,371	100

Product Revenues by Region

	Year Ended December 31,						Six-month period ended
	2002		2003		2004		June 30, 2005
							(unaudited)
	$	%	$	%	$	%	$	%

Europe	2,656,670	41.4	4,279,397	69	141,699	2	2,853,879	64
Far East (excluding Japan)	690,769	10.8	1,315,888	21.1	598,431	9	365,649	8
South America	70,000	1.1	506,000	8.1	5,356,075	77	280,000	6
Africa	432,478	6.7	55,845	0.9	607,303	9	0	0
North America	934,335	14.5	43,125	0.7	0	-	402,150	10
Israel	13,166	0.2	10,271	0.2	166,000	2	59,900	1
Middle East (excluding Israel)	90,393	1.4	-	0	0	-		0
Japan	1,485,537	23.1	-	0	94,910	1	509,497	11
Other	50,000	0.8	-	0	0	-
Total	6,423,348	100	6,210,526	100	141,699	100	4,471,075	100

Service Revenues by Region

	Year Ended December 31,						Six -month period ended
	2002		2003		2004		June 30, 2005
							(unaudited)
	$	%	$	%	$	%	$	%

Europe	834,663	60.7	1,449,099	68.7	42,523	1	1,756,304	50
North America	192,756	14	348,874	16.5	325,554	8	399,334	11
Far East (excluding Japan)	125,348	9.1	139,238	6.6	2,610,505	62	192,288	5
Africa	70,976	5.2	88,379	4.2	646,578	15	20,500	1
Japan	92,114	6.7	51,399	2.4	0	-	1,087,618	31
Israel	32,908	2.4	20,387	1	13,900	-	58,253	2
South America	23,544	1.7	10,000	0.5	0	-	15,000	0
Middle East (excluding Israel)	3,436	0.2	1,160	0.1	574,970	14	0	0
Total	1,375,745	100	2,108,476	100	4,214,030		3,529,296	100

        Six-month Period Ended June 30, 2005 Compared to Six-month Period Ended June 30, 2004

        Revenues. Total revenues for the six-month period ended June 30, 2005 amounted to $8,000,371 compared to $4,803,432 for the six-month period ended June 30, 2004. Product sales increased by $1,385,472, or 45%, from $3,085,624 in 2004 to $4,471,096 in 2005, mainly because of an increase in demand for our products in Germany. Service revenues increased by $1,811,467, or 105%, from $1,717,808 in the six-month period ended June 30, 2004 to $3,529,275 in the six-month period ended June 30, 2005. This significant increase is attributable mainly to services performed in Japan and due to our continued focus on providing comprehensive support to our customers document management environment.

        Cost of Revenues. Cost of revenues increased $1,913,606 or 148 % from $1,288,544 in the six-month period ended June 30, 2004 to $3,202,150 in the six-month period ended June 30, 2005. The increase is a result of growth in demand for our services, which led us to allocate and invest more resources to support such increase, mainly in Japan.

        Research and Development. During 2005, we continued to focus efforts in the enhancement of our software recognition and core abilities. Research and development expenses in the six-month period ended June 30, 2005 amounted to $729,433 compared to $401,983 for the six-month period ended June 30, 2004. The increase is attributable mainly to an increase of our Research and Development personnel and as a result of the acquisition of the business in Japan.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses in the six-month period ended June 30, 2005 amounted to $4,642,541compared to $3,059,055 for six-month period ended June 30, 2004. This increase of $1,583,486 or 52% is mainly attributable to the expansion of our sales force in Europe and the costs of our new operations in Japan. In the first quarter, we also held the TIS International Conference in Barcelona, which amounted to approximately $211,000.

        In connection with the private placement held in September 2004, we filed a resale registration statement covering the shares purchased in the private placement. The registration statement became effective on March 1, 2005. However, we did not obtain effectiveness of the registration statement within the timeframe set forth in our agreements with the investors, which has subjected us to liquidated damages in the amount of $163,475 which were calculated based on 1% of the amount invested and an additional 1% for every month in which we did not cure the issue that led to the obligation. The amount was recorded under general and administrative costs in our results of operations. In the period of six months ended June 30, 2005, we paid $81,600 of these liquidated damages.

        Financing Income (Loss). Financing loss for the six-month period ended June 30, 2005 amounted to $140,396 compared to financing income of $17,037 for six-month period ended June 30, 2003. The increase in financing expenses was primarily due to significant strengthening of the US$ against the Euro, Japanese Yen and the GBP compared to the rates of December 31, 2004, which caused erosion in these non-dollar monetary accounts.

        Net Income (Loss). As a result of the foregoing, net loss for the six-month period ended June 30, 2005 was $(714,149) compared to a net income of $36,813 in the six-month period ended June 30, 2004.

B.	Liquidity and Capital Resources

        As of June 30, 2005, our cash, cash equivalents, bank deposits were $8,125,720, compared to $10,136,141 as of December 31, 2004. The decrease is a mainly a result of investment in bond securities in the amount of $1,500,000 at the second quarter. We believe that our cash, cash equivalents, bank deposits and short-term marketable securities will be sufficient to fund our working capital needs and planned capital expenditures for the next twelve months.

        Net cash used in operating activities for the period of six months ended June 30, 2005 was $1,069,880, as compared to $970,785 in the corresponding period in 2004. This increase was attributable primarily to the increase in our sales. Our trade receivables increased to $6,493,101 at June 30, 2005 from $5,170,172 at June 30, 2004. This increase reflects our increased sales in 2005. As sales increase, we incur cash costs of sales in the current period, but do not receive of the cash flows from such sales until later periods. While the effect of increasing sales on our cash flows will continue if we succeed in further sales growth, we believe that the cash flows from operations and other resources will be sufficient to support such growth. We expect trade receivables to continue to increase as our sales grow and to represent a significant portion of our working capital for the foreseeable future.  Other payables and accrued expenses increased by  $225,235 from December 31, 2004, mainly as result of payments connected with our annual conference event on February in approximately $211,000.

        Total net cash used in investing activities in the period of six months ended June 30, 2005 amounted to $1,381,749 compared to $112,567 in the corresponding period. The increase is mainly a result of investment in AAA bonds securities in the amount of $1,500,000 at the end of the second quarter. For the period of six months ended June 30, 2005, the aggregate amount of our capital expenditures was $90,891. These expenditures were principally for the purchases of computer hardware and software and facilities improvements.

        Total net cash provided from finance activities in the period of six months ended June 30, 2005 amounted to $441,208 compared to $162,969 in the corresponding period. The increase is mainly a result of increase in our approved short-term line of credit with First International Bank of Israel during the first quarter of 2005 from $1,500,000 to $2,300,000. As of June 30, 2005 the short-term bank loans amounted to $2,396,151 after extension of additional credit from the bank.